Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
K2M Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑212008 and 333-195784) on Forms S-8 and registration statement No. 333-204604 on Form S-3 of K2M Group Holdings, Inc. of our report dated March 7, 2017, with respect to the consolidated balance sheet of K2M Group Holdings, Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2016 annual report on Form 10‑K/A (Amendment No. 2) of K2M Group Holdings, Inc. and subsidiaries.
/s/ KPMG LLP

McLean, Virginia
May 2, 2017